Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4/A No. 333-164646) and related Prospectus of Altra Holdings, Inc. for the registration of $210,000,000 principal amount of 8 1/8% Senior Secured Notes due 2016 and to the incorporation by reference therein of our report dated March 6, 2009 (except Note 17, as to which the date is November 4, 2009), with respect to the consolidated financial statements and schedule as of and for each of the two years in the period ended December 31, 2008 of Altra Holdings, Inc., included in the Company’s Annual Report (Form 10-K), for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 16, 2010